EXHIBIT 23







                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
Standard Motor Products, Inc.:

We consent to incorporation by reference in the Registration Statements (No.'s 33-58655, 333-51565, 333-51619 and 333-59524), on Form S-8 of Standard Motor
Products, Inc. of our report dated February 22, 2002, relating to the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for each of the years in the three year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of Standard Motor Products, Inc.


                                                                        KPMG LLP

New York, New York
March 29, 2002